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                                                                    EXHIBIT 5.1


                           [Morris, Manning & Martin]



                                  May 23, 2000


Harbinger Corporation
1277 Lenox Park Blvd.
Atlanta, Georgia  30319


         Re:      Registration Statement on Form S-8


Gentlemen:


         We have acted as counsel for Harbinger Corporation, a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 1,450,000 shares of the Company's common stock, $.0001 par value per share ("Shares"), including (i) 1,000,000 Shares issuable pursuant to the Harbinger Corporation 1996 Stock Option Plan, (ii) 100,000 Shares issuable pursuant to the Amended and Restated Harbinger Corporation Employee Stock Purchase Plan and (iii) 350,000 Shares issuable pursuant to the Harbinger Corporation Amended and Restated 1993 Stock Option Plan for Non-Employee Directors (collectively, the "Plans").

         We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.


                               Very truly yours,

                               MORRIS, MANNING & MARTIN, L.L.P.

                               /s/ Jeffrey L. Schulte

                               Jeffrey L. Schulte




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